Exhibit 10.1

AMENDMENT NUMBER FIVE

TO THE

TIDEWATER INC.  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

WHEREAS, Tidewater Inc. (“Company”) is the sponsor of the Tidewater Inc. Supplemental Executive Retirement Plan (“Plan”), which was adopted effective July 1, 1991;

WHEREAS, the Plan has been amended from time to time, and was restated effective January 1, 2008, and most recently amended by Amendment Number Four executed December 27, 2010;

WHEREAS, the Board of Directors of the Company delegated to the Employee Benefits Committee (the “Committee”) the authority to approve all amendments that do not effect material substantive changes to the terms of the Plan or that are strictly procedural as determined by the Committee; however, any amendment that would result in a material increase in the cost of the Plan to the Company or to the benefits provided shall be considered to be a material substantive amendment;

WHEREAS, Committee wishes to amend the Plan to provide that a Participant who has a change in status as an officer of Tidewater Inc. will continue to be eligible for benefits, provided such Participant continues to serve as an officer of Tidewater Inc. or an Affiliated Company;

WHEREAS, the Committee wishes to amend the Plan to provide that all references to the Retirement Plan, the Retirement Plan account balance and Retirement Plan definitions shall be replaced with references from the Tidewater Savings and Retirement Plan;

WHEREAS, the Committee wishes to amend the Plan to (i) clarify the form of payment following changes in marital status and (ii) provide a guaranteed period of payment to the Employee who continues employment past age 65 and there is no spouse upon the Employee’s death;

NOW, THEREFORE, the Committee hereby amends the Plan, effective January 1, 2015, to read as follows:

I.

Article 4, Eligibility, is amended and restated to read as follows:

To be eligible to participate in this Plan, an Employee must satisfy the following conditions, (a) and (b):

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(a)	The Employee must be a Participant in the Pension Plan or Retirement Plan;
(b)	The Employee must serve as the Chief Executive Officer, the President, Chief Operating Officer, a Vice President or the Corporate Controller of the Employer.

Notwithstanding anything to the contrary, an Eligible Employee who is a Participant shall continue to accrue a benefit hereunder without regard to whether his status as an officer of Tidewater Inc. has changed, provided such Participant continues to serve as an officer of Tidewater Inc. or an Affiliated Company.  To the extent necessary, a Participant will receive additional periods of service in order to obtain a Supplemental Pension Benefit that is determined in accordance with the preceding sentence.

Notwithstanding the foregoing, the Board of Directors, upon recommendation of the Compensation Committee, may in its discretion determine to increase benefits hereunder, credit an Eligible Employee with an additional period of service hereunder, or change the date (but not retroactively) on which benefits cease to accrue for an Employee or terminating Employee.  Notwithstanding anything to the contrary, the Plan may not be amended to preclude the participation in the Plan, on the same basis as other Eligible Employees, of the person serving on October 1, 1999 as the Chief Executive Officer, the President, a Vice President or the Corporate Controller of the Employer, as long as such person continues to serve in such position or in any equivalent or higher position.

An Employee who satisfies the above conditions is referred to as an “Eligible Employee.”  An Eligible Employee who accrues a benefit under this Plan is referred to as a “Participant.”  Effective March 4, 2010, no employee shall become a new Participant in this Plan.

II.

All references to the “Retirement Plan” are changed to read “Tidewater Savings and Retirement Plan” and the following provisions are restated to reflect this change:  paragraph (a)(ii)(A) and paragraph (d) of Article 6, Amount of Supplemental Pension Benefit for Eligible Employees who are not covered under the Pension Plan, to read as follows:

(a)(ii)(A)

contribution of 3% of compensation, as defined in the Tidewater Savings and Retirement Plan, commencing no earlier than the first month following one year of employment; such contributions are assumed made to the Tidewater Savings and Retirement Plan at the end of the plan year;

(d)

An Eligible Employee who is not entitled to benefits under Section 5.02 of the Tidewater Savings and  Retirement Plan is not entitled to supplemental  pension benefits under this Article (except as otherwise provided at Article 5 and in a Change of Control Agreement, if any, between the Eligible Employee and the Employer).

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III.

The following paragraphs are added after the third paragraph under Section 8.1, Time and Form of Payout, to read as follows:

Nonqualified plans are subject to Section 409A of the Code and, other than as stated herein, exempt from ERISA spousal consent requirements.  The spousal consent rules will apply to any change in the form of payment but only as to the spouse, if any, who was married to the Participant at the time of an initial election and married to the Participant when new elections or changes to past elections are made.  A joint and survivor annuity will change to a single life annuity when there is a change in marital status.  If a single life annuity or a non-annuity form of payment has been elected, the form of payment is not affected by a change in marital status.  Only the spouse at the time of the time of the initial election will have spousal consent rights and only while married to the Participant.  Any change in form of payment is subject to the Irrevocable Election provisions at Section 8.2.

IV.

Section 8.5, Payment following Death, is amended and restated to read as follows:

If the Employee’s spouse is surviving at the Employee’s death, the spouse will receive a 50% survivor spouse annuity.  If there is no spouse at the Employee’s death, a benefit will not be paid.  However, if the Employee continues employment past age 65 and there is no spouse at the Employee’s death, his beneficiary or estate will receive a benefit for a 20 year guaranteed term.  The benefit will be determined as if the Employee had retired on the date of his death.  The benefit will commence as of the first of the month following the Employee’s death.  The non-spouse beneficiary’s benefit is actuarially adjusted to reflect the length of the payment period.  If (i) the beneficiary or beneficiaries, should die before such total guaranteed number of payments have been made, the remaining payments will be made to the estate of such beneficiary, or beneficiaries (or, if designated by the payee, to a secondary beneficiary or beneficiaries), or (ii) there is no surviving designated beneficiary upon the payee’s death, any remaining guaranteed payments will be made to the payee’s estate.  The Committee may in its discretion elect to convert the benefit to an Actuarially Equivalent (as defined in the Pension Plan) single lump sum, subject to irrevocable election provisions of Code Section 409A and applicable guidance.  If the Employee’s death is after the benefits have commenced, within the six month delay period, or other administrative delay following an event that triggers a payment obligation, the benefits will continue based upon the applicable form and this provision will not apply.

Signatures are on the next page.

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IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed this 30th day of December, 2015.

WITNESSES:TIDEWATER INC.

By:/s/ Joseph M. Bennett

Joseph M. Bennett

Executive VP and Chief Investor

Relations Officer

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